Registration No.          as filed with the Securities and Exchange
Commission on March 18, 1994


                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933



         THRIFT PLAN FOR EMPLOYEES OF ONEOK Inc. AND SUBSIDIARIES


                                ONEOK Inc.

               100 West Fifth Street, Tulsa, Oklahoma 74103
        (Name of the issuer of the equity securities being offered pursuant to the Plan and the address of its principal office)


             DELAWARE                                   73-0383100
  (State or other jurisdiction of                      (IRS Employer
  incorporation or organization)                    Identification No.)


            J. D. NEAL                                DONALD A. KIHLE
          Vice President,                          100 West Fifth Street
     Chief Financial Officer,                           Suite 1000
          and Treasurer                            Tulsa, Oklahoma 74103
          (918) 588-7000                              (918) 585-8141


      (Names, addresses, and telephone numbers of agent for service)



                      CALCULATION OF REGISTRATION FEE

                                       Proposed     Proposed
                                       Maximum      Maximum
                                       Offering     Aggregate   Amount of
Title of Securities    Amount to be    Price        Offering    Registra-
to be Registered       Registered(1)   Per Unit(2)  Price(3)    tion Fee


Common Stock,
 without par value     3,000,000       $18.125    $54,375,000   $18,750
                         shares


In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


Exhibit Index on Page 12                                       Page 1 of 17

(1) Represents the estimated maximum amount of common stock of ONEOK Inc. (hereinafter referred to as "Common Stock") which could be contributed or acquired under the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries (hereinafter referred to as the "Plan") either directly from ONEOK Inc. (hereinafter referred to as the "Company"), or from purchases in the open market during the years of operation of the Plan.

(2) Based on price of $18.125 per share of the Common Stock, the average sales price of the Common Stock published in The Wall Street Journal reports of the New York Stock Exchange Composite Transactions for March 11, 1994.

(3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

                                PART I
           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1). These documents (and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement) taken together, constitute the prospectus for purposes of Section 10(a) of the Securities Act of 1933, as amended.


                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                                  ITEM 3
                  INCORPORATION OF DOCUMENTS BY REFERENCE


The Company and the Plan hereby incorporate by reference in this registration statement the following documents of the Company (SEC File No. 1-2572) heretofore filed with the Securities and Exchange Commission:

   (a) The Company's Annual Report on Form 10-K for the year ended August 31, 1993.

   (b)    All other reports filed by the Company or the Plan pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since August 31, 1993, which include the Company's Quarterly Reports on Form 10-Q dated November 30, 1993, and the Company's Current Reports on Form 8-K dated October 18, 1993, and February 17, 1994, respectively.

   (c) In addition, there is incorporated herein by reference all documents filed subsequent to the date hereof by the Company and the Plan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a posteffective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold. Such documents are deemed to be a part hereof from the date of filing such documents.

For a description of the Common Stock, see Item 4 below.


                                  ITEM 4
                         DESCRIPTION OF SECURITIES

GENERAL. The authorized Common Stock of the Company consists of 60,000,000 shares, without par value.

The outstanding Common Stock is, in the opinion of counsel for the Company, validly issued, fully paid, and nonassessable. Following is a summary of certain provisions of the Company's Third Restated Certificate of Incorporation and certain debt instruments. These statements do not purport to be complete and are qualified in their entirety by reference to those Instruments.

DIVIDEND RIGHTS. The board of directors of the Company may declare dividends on the Common Stock from assets of the Company available for dividends after full cumulative dividends on the Preferred Stock and Preference Stock of the Company have been paid or declared and sums sufficient for the payment thereof set apart.

DIVIDEND RESTRICTIONS. The debt instruments pursuant to which the Company's outstanding short-term and long-term debt have been issued limit dividends and other distributions on the Company's Common Stock. Under the most restrictive of these provisions $27,412,000 of retained earnings is so restricted. On August 31, 1993, $141,372,000 was available for dividends on the Company's Common Stock.

VOTING RIGHTS. The holders of the Common Stock possess full voting power for the election of directors and for all other purposes, each outstanding common share having one vote. The Company's Preferred Stock, of which 180,000 shares are outstanding, is entitled to two votes per share.

If dividends payable on the Preferred Stock are in default in an amount equivalent to or exceeding eight full quarterly dividends on all shares of all series of the Preferred Stock, then until such dividends in default shall have been paid or declared and set apart for payment, the holders of all shares of the Preferred Stock, voting separately as one class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the board of directors.

LIQUIDATION RIGHTS. Upon the liquidation or dissolution of the Company, the holders of the Preferred Stock and the Preference Stock are entitled to be paid designated amounts of the net assets of the Company in preference to the Common Stock. After such payments to holders of the Preferred Stock and the Preference Stock, the remaining assets are distributed to the holders of the Common Stock.

PREEMPTIVE RIGHTS. Holders of Common Stock have no preferential, preemptive, or other right to subscribe for or to purchase any stock of the Company or to purchase any bonds, notes, obligations, or other securities which the Company may at any time issue, whether or not the same shall be convertible into stock of the Company of any class, or which shall entitle the owner or holder to purchase stock of the Company of any class.

TRANSFER AGENT AND REGISTRAR. The Transfer Agent, Registrar, and Dividend Disbursing Agent for the Common Stock is Liberty Bank and Trust Company of Oklahoma City, N.A., Oklahoma City, Oklahoma.


                                  ITEM 5
                  INTERESTS OF NAMED EXPERTS AND COUNSEL


The financial statements and schedules in the Annual Report on Form 10-K of ONEOK Inc. and the financial statements of the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries in the Annual Report on Form 11-K filed as an exhibit to the Annual Report on Form 10-K, all as of August 31, 1993 and 1992, and for each of the years in the three-year period ended August 31, 1993, incorporated by reference in this registration statement, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The legality of the securities which may be purchased under the Plan has been passed upon by the firm of Huffman Arrington Kihle Gaberino & Dunn, Inc., 100 West Fifth Street, Suite 1000, Tulsa, Oklahoma 74103, counsel for the Company. The firm of Huffman Arrington Kihle Gaberino & Dunn, Inc., has reviewed the statements made as to matters of law and legal conclusions under "Securities to be Offered" and such statements are set forth in the documents which form a part of the prospectus in reliance upon its authority as an expert.


                                  ITEM 6
                 INDEMNIFICATION OF DIRECTORS AND OFFICERS


Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination either (1) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

Under insurance contracts obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such, is provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $85,000,000, with a retained limit by the Company of $200,000. The insurance companies are obligated to pay any loss in excess of the $200,000 retained limit, up to the policies' limits of $85,000,000. Among the policies' exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

The registrant has been advised that, in the opinion of the Securities and Exchange Commission, provisions providing for the indemnification by a corporation of its officers, directors, and controlling persons against liabilities imposed by the Securities Act of 1933 are against public policy as expressed in said Act and are therefore unenforceable. It is recognized that the above-summarized provisions of the registrant's bylaws and the applicable Delaware General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the registrant against liabilities arising under said Act. Therefore, in the event that a claim of indemnification against liability under said Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) shall be asserted by an officer, director, or controlling person under said provisions, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.


                                  ITEM 8
EXHIBITS


The following exhibits are filed as part of this registration statement:

(23)(a)   Opinion and Consent of Huffman Arrington Kihle Gaberino & Dunn,
          Inc.

(23)(b)   Independent Auditors' Consent

(24)      Powers of Attorney  (Included on pages 9, 10, and 12)


The following exhibits are incorporated herein by reference:


                                                          Incorporation by
                                                            Reference to

(4)       Indenture                                       Exhibit 4 to Regis-
                                                          tration Statement
                                                          No. 33-31979 dated
                                                          November 9, 1989

          NOTE: No other long-term debt instrument of ONEOK Inc. exceeds 10 percent of the consolidated total assets of ONEOK Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K,
          ONEOK Inc. will furnish to the Securities and Exchange Commission, upon request, copies of such long-term debt instruments and related agreements.

(99)      Thrift Plan for Employees of ONEOK              Exhibit (28) to
          Inc. and Subsidiaries, as Amended               Posteffective
                                                          Amendment No. 4
                                                          to Registration
                                                          Statement No.
                                                          33-3578 dated
                                                          December 28, 1989.

                                  ITEM 9
                               UNDERTAKINGS


A.  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (c) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or other- wise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Larry W. Brummett and J. D. Neal, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all posteffective amendments and all instruments necessary or incidental in connection therewith.


                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on this 17th day of March, 1994.


                                     ONEOK Inc.



                                     By:(LARRY W. BRUMMETT)
                                         Larry W. Brummett, President
                                         and Chief Executive Officer

                              POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Larry W. Brummett and J. D. Neal, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all posteffective amendments and all instruments necessary or incidental in connection therewith.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned certify that to the best of their knowledge and belief the registrant meets all of the requirements for filing on Form S-8. This registration statement has been signed below by the following persons in the capacities indicated, in the City of Tulsa and the State of Oklahoma, on this 17th day of March, 1994.



(J. D. SCOTT)
 J. D. Scott
 Chairman of the Board and
 Director



(LARRY W. BRUMMETT)
 Larry W. Brummett
 President, Chief Executive
 Officer, and Director



(J. D. NEAL)
 J. D. Neal
 Vice President,
 Chief Financial Officer,
 and Treasurer



(W. M. BELL)
 W. M. Bell
 Director



(D. R. CUMMINGS)
 D. R. Cummings
 Director

                            SIGNATURES CONTINUED


(W. L. FORD)
 W. L. Ford
 Director



(J. M. GRAVES)
 J. M. Graves
 Director



(S. J. JATRAS)
 S. J. Jatras
 Director



(B. H. MACKIE)
 B. H. Mackie
 Director



(DOUGLAS ANN NEWSOM)
 Douglas Ann Newsom
 Director



(G. D. PARKER)
 G. D. Parker
 Director



(J. E. TYREE)
 J. E. Tyree
 Director



(G. R. WILLIAMS)
 G. R. Williams
 Director



(S. L. YOUNG)
 S. L. Young
 Director

                             POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Larry W. Brummett and J. D. Neal, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all posteffective amendments and all instruments necessary or incidental in connection therewith.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Plan has caused this registration statement to be signed on its behalf by the undersigned in their capacity as members of the Thrift Plan Committee, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on this 17th day of March, 1994.

THRIFT PLAN FOR EMPLOYEES OF
ONEOK Inc. AND SUBSIDIARIES


(J. D. SCOTT)
 J. D. Scott, Chairman


(J. R. MOSTELLER)
 J. R. Mosteller, Member


(B. M. VAN METER)
 B. M. Van Meter, Member


(E. H. KAMPHAUS)
 E. H. Kamphaus, Member


(J. D. NEAL)
 J. D. Neal, Member


(N. E. DUCKWORTH)
 N. E. Duckworth, Secretary


(L. F. FORE)
 L. F. Fore, Authorized
 Representative and
 Fiduciary

The Plan does not have any officers or directors or persons performing similar functions other than the committee members whose signatures appear above.

EXHIBIT INDEX


                                                               SEQUENTIALLY
EXHIBIT                                                          NUMBERED
NUMBER                                                             PAGE

(23)(a)       Opinion and Consent of Huffman Arrington           14 - 16
              Kihle Gaberino & Dunn, Inc.

(23)(b)       Independent Auditors' Consent                      17

(24)          Powers of Attorney  (Included on pages 9,
              10, and 12)

                            OPINION OF COUNSEL              Exhibit (23)(a)

                                LAW OFFICES
                  HUFFMAN ARRINGTON KIHLE GABERINO & DUNN

                        A Professional Corporation
                             1000 ONEOK Plaza
                           100 West Fifth Street
                        Tulsa, Oklahoma 74103-4219
                                    --
                              (918) 585-8141
                                    --
                         Telecopier (918) 588-7873

Robert A. Huffman                                         William T. Walker
John L. Arrington, Jr.                                       Brad D. Fuller
Donald A. Kihle                                            Barry K. Beasley
John A. Gaberino, Jr.                                     Julie Hird Thomas
C. Burnett Dunn                                          Jeffrey C. Rambach
Michael V. Snyder                                             Sue C. Mayhue
John M. Sharp                                               Jean Ann Hudson
J. Clarke Kendall II                                        Michael D. Hall
Curtis M. Long                                             Tammy D. Barrett
Thomas J. Kirby                                              Vivian C. Hale
Robert A. Huffman, Jr.                                     Ronald W. Little
Sheppard F. Miers, Jr.                                   Patrick W. Cipolla
Larry D. Henry                                                    --
Caroline B. Benediktson
Sidney K. Swinson
Gerald L. Hilsher
Juley M. Roffers
Stuart D. Campbell
       --
March 17, 1994


ONEOK Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103

                                     Re:  S-8 Registration Statement Under
                                          the Securities Act of 1933,
                                          Relating to the Shares of Common
                                          Stock of ONEOK Inc. in Relation
                                          to the Thrift Plan and Interests
                                          of the Participants in the
                                          Thrift Plan

Gentlemen:

    We understand that ONEOK Inc., a Delaware corporation (hereinafter referred to as the "Company"), will file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Form S-8 Registration Statement relating to the registration of Plan interests, and registration of shares of the Company's Common Stock.

    We have examined (a) the above-mentioned Registration Statement which will be filed with the Securities and Exchange Commission; (b) the Third Restated Certificate of Incorporation and Bylaws of the Company, as amended;

ONEOK Inc.
March 17, 1994
Page 2

(c) the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries and the corporate actions taken by the Board of Directors in connection with the Registration Statement and related matters; and (d) such other corporate records, certificates of public officials and officers of the Company and other documents as we have considered relevant to the matters covered by this opinion.

    In connection with the foregoing, as counsel for the Company, we wish to advise you as follows:

    1. The Company is a corporation validly organized and existing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the State of Oklahoma.

    2. The filing of the above-mentioned Registration Statement has been duly authorized by the proper corporate action on the part of the Company.

    3. Assuming the Shares are being issued in compliance with the terms and conditions of the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries (the "Plan"), when the certificates for the Shares have been executed by the proper officer of the Company, countersigned by the Transfer Agent and registered by the Registrar thereof, the certificates for such Shares will represent, and the Shares will constitute, duly authorized, legally issued, fully paid, non-assessable, valid and legal shares of the Common Stock of the Company.

    4. When an employee of the Company becomes a participant in the Plan, such employee is thereby entitled to an interest in the Plan according to the provisions of the Plan and the elections made by the participant from time to time. Such interests in the Plan, when created in accordance with the provisions of the Plan, will constitute legally issued, fully paid and non-assessable interests except as may be set forth in the Plan.

    The statements of law and legal conclusions made in the prospectus contained in the Registration Statement pertaining to the Employee Retirement Income Security Act of 1974 ("ERISA") have been reviewed by us and are correct. Where appropriate, the Plan described in the documents constituting the prospectus has been amended to comply with ERISA, and in such manner that such Plan, as necessary, may be qualified under the provisions of the Internal Revenue Code of 1986, as amended ("Code"). The Plan has been qualified under the Code. A copy of the favorable determina-tion letter from the Internal Revenue Service ("IRS") dated June 3, 1988, concerning the Plan has been considered. Since that determination, amendments to that Plan have been made to restating the Plan to conform to the requirements of ERISA, to the extent required by the provisions of the Code, as amended by the Tax Reform Act of 1986, and other recent legislation and applicable regulations of the IRS affecting its qualification. Subject only to the foregoing, it is our opinion that the written documents comprising the Plan comply with ERISA and the Code.

    We hereby consent to:

    1. Being named in the Form S-8 Registration Statement and documents constituting the prospectus which is being made a part thereof, and in any amendments thereto, as counsel for the Company, passing on legal matters in

ONEOK Inc.
March 17, 1994
Page 3

 connection with the issuance of the Common Stock to the Trustee under the Plan;

    2. The making in the Form S-8 Registration Statement and documents constituting the prospectus, and in any amendments thereto, of the statements now appearing therein under the caption "interests of Named Experts and Counsel," insofar as they are applicable to us; and

    3. The filing of this opinion as an exhibit to the above-mentioned Form S-8 Registration Statement.

                                     Very truly yours,

                                     HUFFMAN ARRINGTON KIHLE GABERINO &
                                     DUNN, INC.



                                     By (DONALD A. KIHLE)
                                         Donald A. Kihle, President

                                                            Exhibit (23)(b)

                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ONEOK Inc.:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in this registration statement.



                                          (KPMG PEAT MARWICK)
                                           KPMG Peat Marwick


Tulsa, Oklahoma
March 17, 1994